UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/17/2005

ROCKWELL COLLINS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-16445

DE	522314475
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

400 Collins Road NE, Cedar Rapids, IA 52498
(Address of principal executive offices, including zip code)

319-295-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On November 17, 2005, our Compensation Committee of the Board of Directors approved the grant of long-term incentives, including Performance Awards Agreements (filed as Exhibits 10-q-1 and 10-q-2 to the Company's Form 10-K for year ended September 30, 2005), to executive officers and certain other employees pursuant to the Rockwell Collins 2001 Long-Term Incentives Plan, as amended. These grants were made after consultation with our independent compensation advisors. The Performance Awards Agreements include target awards for both performance units and performance shares (collectively, "Performance Awards"). A performance unit is an award denominated in cash, while a performance share is an award denominated in stock. These awards are based on the achievement of company targets for compound sales growth and return on sales over fiscal years 2006 through 2008, with a potential adjustment up or down by twenty percent depending on the company's total return to shareowners compared to a group of peer companies. Subject to the terms and conditions of the Performance Awards Agreements, the payout of Performance Awards, if any, shall be made at the end of the performance period in amounts that depend on the level of achievement of our performance goals. If minimum performance criteria are not satisfied, no payouts will be made. The maximum payout for the Performance Awards is 240% of each recipient's target amount. The Performance Awards are designed to align management's interests with those of its shareowners and to reward outstanding performance. The Performance Awards also serve as an important retention tool because the Performance Awards are paid after a multi-year performance period.

On November 17, 2005 our Compensation Committee finalized the company performance goals for fiscal year 2006 annual incentives for most of our employees, including our executive officers, under our existing annual cash incentive plans. These incentive plans are an integral part of the company's total compensation program. The plans are designed to align employees' interests with those of our shareowners and to closely tie pay with performance. The performance goals for the 2006 annual incentives are sales, earnings per share, working capital as a percentage of sales and other key business goals. Bonus payout levels are designed to be reduced if company performance is below target performance goals and increased if company performance is above those goals. As a result, bonus payouts generally range from 0% to 200% of target. Adjustments for reporting unit performance and individual performance may be made to the bonus payouts for management personnel pursuant to the terms of our incentive plans. Bonus payments under our shareowner approved Annual Incentive Compensation Plan for Senior Executive Officers (applicable to our Chief Executive Officer and our other four "named executive officers") may not exceed a pre-established percentage of our net earnings.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL COLLINS, INC.

Date: November 21, 2005	By:	/s/ Gary R. Chadick
Gary R. Chadick
Senior Vice President, General Counsel & Secretary